                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                         CAC HOLDINGS CORP. ("PARENT"),



                      CUBE ACQUISITION CORP. ("MERGER SUB")



                                       AND



                         PACKAGED ICE, INC. ("COMPANY")




                            Dated as of May 12, 2003

                                TABLE OF CONTENTS




         ARTICLE I THE MERGER.....................................................................................1
            1.1     The Merger....................................................................................1
            1.2     Effective Time of the Merger..................................................................1
            1.3     Articles of Incorporation.....................................................................2
            1.4     Bylaws........................................................................................2
            1.5     Directors and Officers........................................................................2
            1.6     Conversion of Capital Stock...................................................................2

         ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY.....................................................7
            2.1     Organization and Qualification................................................................7
            2.2     Capitalization................................................................................7
            2.3     Authority.....................................................................................8
            2.4     Consents and Approvals; No Violation..........................................................9
            2.5     Company SEC Reports..........................................................................10
            2.6     Company Financial Statements.................................................................10
            2.7     Absence of Undisclosed Liabilities...........................................................11
            2.8     Absence of Certain Changes...................................................................11
            2.9     Taxes........................................................................................12
            2.10    Litigation...................................................................................13
            2.11    Employee Benefit Plans; ERISA................................................................14
            2.12    Environmental Liability......................................................................15
            2.13    Compliance with Applicable Laws..............................................................16
            2.14    Insurance....................................................................................17
            2.15    Labor Matters; Employees.....................................................................17
            2.16    Permits......................................................................................18
            2.17    Required Shareholder Vote or Consent.........................................................18
            2.18    Brokers......................................................................................18
            2.19    Fairness Opinion.............................................................................18
            2.20    Rights Agreement.............................................................................18
            2.21    Information Supplied.........................................................................18
            2.22    Intangible Property..........................................................................19
            2.23    Affiliate Transactions.......................................................................19
            2.24    Personal Property, Real Property and Leases..................................................20
            2.25    Material Contracts...........................................................................20
            2.26    Pending and Proposed Transactions............................................................21

         ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................................21
            3.1     Organization and Qualification...............................................................21
            3.2     Authority....................................................................................21
            3.3     Consents and Approvals; No Violation.........................................................22

            3.4     Required Shareholder Vote or Consent.........................................................22
            3.5     Brokers......................................................................................22
            3.6     Financing....................................................................................23
            3.7     Merger Sub Purpose...........................................................................23
            3.8     Information Supplied.........................................................................23
            3.9     Lack of Ownership of Company Common Stock....................................................23

         ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER.......................................................24
            4.1     Conduct of Business..........................................................................24

         ARTICLE V ADDITIONAL AGREEMENTS.........................................................................27
            5.1     Access and Information.......................................................................27
            5.2     No Solicitation of Transactions..............................................................28
            5.3     Directors' and Officers' Indemnification and Insurance.......................................30
            5.4     Further Assurances...........................................................................31
            5.5     Publicity....................................................................................31
            5.6     Additional Actions...........................................................................31
            5.7     Filings......................................................................................32
            5.8     Employee Matters; Benefit Plans..............................................................32
            5.9     Shareholders Meetings........................................................................33
            5.10    Preparation of the Proxy Statement...........................................................33
            5.11    Expenses.....................................................................................33
            5.12    Preferred Stock Redemption...................................................................34
            5.13    Matters Relating to the Commitment Letters...................................................34

         ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER.....................................................34
            6.1     Conditions Precedent to Obligations of Parent and Merger Sub.................................34
            6.2     Conditions Precedent to Obligations of the Company...........................................36

         ARTICLE VII SURVIVAL....................................................................................36
            7.1     Survival of Representations and Warranties...................................................36
            7.2     Survival of Covenants and Agreements.........................................................37

         ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..........................................................37
            8.1     Termination..................................................................................37
            8.2     Effect of Termination........................................................................38

         ARTICLE IX MISCELLANEOUS................................................................................39
            9.1     Notices......................................................................................39
            9.2     Separability.................................................................................40
            9.3     Assignment...................................................................................40
            9.4     Interpretation...............................................................................40
            9.5     Counterparts.................................................................................40
            9.6     Entire Agreement.............................................................................40
            9.7     Governing Law; Venue.........................................................................40
            9.8     Waiver of Jury Trial.........................................................................41
            9.9     Attorneys' Fees..............................................................................41
            9.10    No Third Party Beneficiaries.................................................................41
            9.11    Disclosure Letters...........................................................................41
            9.12    Amendments and Supplements...................................................................41
            9.13    Extensions, Waivers, Etc.....................................................................42
            9.14    Construction.................................................................................42

                          AGREEMENT AND PLAN OF MERGER



         This Agreement and Plan of Merger (this "AGREEMENT") dated as of May 12, 2003, by and among CAC Holdings Corp. ("PARENT"), a Delaware corporation, Cube Acquisition Corp. ("MERGER SUB"), a Texas corporation and a wholly-owned subsidiary of Parent and Packaged Ice, Inc. ("COMPANY"), a Texas corporation.

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and determined that it is advisable and in the best interest of their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger;

         WHEREAS, pursuant to the Merger all of the Company's issued and outstanding shares of common stock, par value $0.01 per share (the "COMPANY COMMON STOCK") will be converted into the right to receive cash; and

         WHEREAS, the Parties desire to make certain representations, warranties and covenants and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into Company and the separate corporate existence of Merger Sub shall cease and Company shall be the surviving corporation in the Merger (sometimes referred to herein as the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in Section 5.06 of the Texas Business Corporation Act ("TBCA"), including the Surviving Corporation's succession to and assumption of all rights and obligations of Merger Sub.

         1.2 Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of Texas and by making all other filings or recordings required by the TBCA in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA. The Merger shall become effective (the "EFFECTIVE TIME") upon the later of (i) the filing of a properly executed Articles of Merger relating to the Merger with the Secretary of State of Texas in accordance with the TBCA, and (ii) at such later time as the parties shall agree and set forth in such Articles of Merger. On the same day at which the Effective Time occurs, a closing (the "CLOSING") of the Merger shall be held at 10:00 a.m. local time, at the New York, New York offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. or at such other time and location as the parties hereto shall otherwise agree.

         1.3 Articles of Incorporation. The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBCA.

         1.4 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and as provided by the articles of incorporation of the Surviving Corporation and the TBCA.

         1.5 Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law,
(a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

         1.6 Conversion of Capital Stock.

               (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

                  (i) All shares of the Company Common Stock owned by Parent or Merger Sub or that are held in Company's treasury will be canceled and no cash or other consideration shall be delivered in exchange therefor.

                  (ii) Subject to Section 1.6(e) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled pursuant to Section 1.6(a)(i), if any) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive the higher of (A) $3.50, or (B) the sum of (1) $3.30 plus (2) any Per Common Share Preferred Discount (as defined below), payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.6(b) (the "MERGER CONSIDERATION"). For purposes of this Agreement, the term "PER COMMON SHARE PREFERRED DISCOUNT" shall mean an amount equal to the quotient of (x) the Optional Redemption Price for all of the shares of 10% Exchangeable Preferred Stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK") at the Effective Time less the amount actually paid by the Company to either redeem or repurchase such Company Preferred Stock at the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding at the Effective Time plus the number of shares of Company Common Stock underlying Company Options and Warrants (as defined below) with exercise prices less than or equal to the per share Merger Consideration; provided, however, that if the resulting quotient is a negative number, the Per Common Share Preferred Discount shall be zero.

                  (iii) Each share of common stock of Merger Sub, par value $0.01 ("MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of the same number of shares of capital stock of the Surviving Corporation.

                  (iv) As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. All Merger Consideration paid upon the surrender of stock certificates which immediately prior to the Effective Time represented any shares of Company Common Stock ("STOCK CERTIFICATES") in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Stock Certificates and shares of Company Common Stock formerly represented thereby. Each holder of a Stock Certificate shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate as provided in this Section 1.6, the applicable per share Merger Consideration in cash, without interest and subject to any required tax withholding.

               (b) Surrender of the shares of Company Common Stock and payment of the Merger Consideration shall be conducted as follows:

                  (i) Parent shall authorize one or more transfer agent(s) reasonably acceptable to Company to act as payment agent hereunder (the "EXCHANGE AGENT") with respect to the Merger. At or prior to the Effective Time, Parent shall deposit the Merger Consideration with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Section 1.6 through the Exchange Agent (the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 1.6 out of the Exchange Fund. Except as contemplated by
         Section 1.6, the Exchange Fund shall not be used for any other purpose.

                  (ii) Promptly after the Effective Time, but in any event not later than five Business Days (as defined below) thereafter, Parent will send, or will cause the Exchange Agent to send, to each holder of a Stock Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, a letter of transmittal and instructions for use in effecting the exchange of such Stock Certificate for the applicable Merger

         Consideration. Provision also shall be made for holders of a Stock Certificate to procure in person, immediately after the Effective Time, a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the Merger Consideration. For purposes of this Agreement, "BUSINESS DAY" means any date that is not a Saturday or Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

                  (iii) After the Effective Time, Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor the Merger Consideration, subject to any required tax withholding, and the Stock Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Stock Certificates. Until so surrendered, each such Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration.

                  (iv) If cash is to be paid to a Person other than the registered holder of the Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

                  (v) Any Merger Consideration in the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Stock Certificates in accordance with this Section 1.6 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates for the Merger Consideration to which such holder is entitled pursuant to Section 1.6. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration payable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable in respect of such Stock Certificates shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar Laws.

                  (vi) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

               (c) Outstanding options to purchase Company Common Stock shall be dealt with as follows:

                  (i) The Company shall use commercially reasonable efforts to cause (A) the Compensation Committee of the Company's Board of Directors (the "BOARD") to exercise its authority under the Company's 2001 Stock Option Plan, as amended, the Company's 1998 Stock Option Plan, as amended, the Company's 1994 Stock Option Plan, the Company's 2000 Employee Stock Purchase Plan, and the 2002 Senior Executive Restricted Stock Plan (the "COMPANY EQUITY PLANS") to accelerate the vesting of, and to cancel, all options and any other awards to acquire shares of Company Common Stock granted under the Company Equity Plans prior to the Effective Time (all outstanding options and any other awards to acquire shares of Company Common Stock granted under the Company Equity Plans being hereinafter referred to as the "COMPANY OPTIONS").

         In exchange for the cancellation of Company Options, each holder thereof shall have the right to receive an amount in each case determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Option by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately prior to the Effective Time (such amount, the "OPTION CONSIDERATION"). Upon the Effective Time, each holder of Company Options who has had his or her Company Options canceled in connection with the Merger shall become entitled to the Option Consideration, subject to any required tax withholding, and all rights of such holder associated with the Company Options shall be terminated and canceled. A Company Option with an exercise price greater than the per share Merger Consideration will not be entitled to any consideration upon exercise or cancellation of such Company Option as a result of the Merger. The Company shall promptly pay or cause to be paid any amounts withheld for applicable foreign, federal, state and local taxes to the appropriate Governmental Authority on behalf of such holders of Company Options. The Company shall use its commercially reasonable efforts to take all action required under each of the Company Equity Plans to cause, as of the Effective Time, the termination of each such Company Equity Plan pursuant to the terms and conditions of such Company Equity Plan.

         As of the Effective Time, all Company Options issued under the Company's Stock Option Plans that are not exchanged pursuant to this
         Section 1.6(c) immediately prior to the consummation of the Merger shall terminate and expire as of the Effective Time or otherwise remain exercisable only to the extent that each holder of such Company Options shall be entitled to the Option Consideration and such Company Options shall thereafter be canceled following their exercise.

                  (ii) The Board, or an appropriate committee thereof, shall take all action necessary so that the exemption from Section 16 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) which is contemplated by Section 16b-3(e) is applicable to the disposition of the shares of Company Common Stock and Company Options in, or in connection with, the Merger as contemplated by this Agreement by all persons who are directors and/or officers of the Company.

               (d) At the Effective Time, each holder of a then-outstanding Company warrant (a "WARRANT") will be entitled to receive in settlement of such Warrant a cash payment from the Company equal to the product of (i) the total number of shares of Company Common Stock then subject to such Warrant with an exercise price per share of Company Common Stock less than the per share Merger Consideration multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Warrant, subject to any required withholding of taxes. A Warrant with an exercise price greater than the per share Merger Consideration will not be entitled to any consideration upon exercise or cancellation of such Warrant as a result of the Merger. If necessary or appropriate under the terms of such Warrant, the Company will, upon the request of Parent, use its commercially reasonable efforts to obtain the written acknowledgment of each person holding a Warrant that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such person pursuant to such Warrant. As of the Effective Time, all Warrants that are not exchanged pursuant to this Section 1.6(d) immediately prior to the consummation of the Merger shall terminate and expire as of the Effective Time or otherwise remain exercisable only to the extent that each holder of such Warrant shall be entitled to the cash payment set forth in this Section 1.6(d) and such Warrants shall thereafter be canceled. Prior to the Effective Time, the Company shall use commercially reasonable efforts to make any amendments to the terms of the Warrants that are necessary and give effect to the transactions contemplated by this Section 1.6(d).

               (e) Any shares of Company Common Stock held by a shareholder of the Company (a "COMPANY SHAREHOLDER") properly exercising its dissent rights under the TBCA (a "DISSENTING SHAREHOLDER") will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder under Article 5.12 of the TBCA; except that any such shares that a Dissenting Shareholder holds for which, after the Effective Time, such Dissenting Shareholder withdraws its demand for purchase or loses its purchase right as provided in the TBCA, will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest. Company will give Parent (i) prompt notice of any written demands for purchase, withdrawals of demands for purchase and any other instruments served under the TBCA, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for purchase under the TBCA. Company will not voluntarily make any payment with respect to any purchase demands and will not, except with Parent's prior written consent, settle or offer to settle any such demands.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to Parent and Merger Sub as follows:

         2.1 Organization and Qualification.

               (a) Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 2.1(a) of the disclosure letter delivered to Parent contemporaneously with the execution hereof (the "COMPANY DISCLOSURE LETTER"), which includes each jurisdiction in which the character of the properties owned by it or the nature of its business makes such qualification necessary. Each of Company and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Company and its Subsidiaries has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.

               (b) For purposes of this Agreement, (i) a "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the condition (financial or otherwise), business, properties or results of operations of Company and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Company to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising directly from (A) adverse changes in the economy in general or (B) the transactions contemplated by this Agreement or the announcement thereof; and
(ii) "SUBSIDIARY" shall mean, with respect to any party, any corporation or other organization whether incorporated or unincorporated, of which (1) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or
(2) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

         2.2 Capitalization.

               (a) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock of Company, par value $.01 per share. As of May 1, 2003, (i) 20,157,304 shares of Company Common Stock were issued and outstanding, (ii) 298,231 shares of Company Common Stock were held in treasury, (iii) 423,175 shares of Company Preferred Stock were issued and outstanding, with no shares of Company Preferred Stock having accrued pursuant to the Amended and Restated Preferred Stock Designation for the Company's 10% Exchangeable Preferred Stock, (the "10% PREFERRED DESIGNATION"), (iv) Warrants to acquire an aggregate of 3,846,049 shares of Company Common Stock were outstanding under all agreements of Company, with no Warrants to acquire shares of Company Common Stock having accrued pursuant to the 10% Preferred Designation, and (iv) stock options to acquire an aggregate of 1,915,607 shares of Company Common Stock were outstanding under all stock option plans and agreements of Company. All such outstanding shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above and in Section 2.2(a) of the Company Disclosure Letter, and other than in this Agreement and in the 10% Preferred Designation, which provides for payment of dividends in the form of additional Company Preferred Stock and Warrants rather than cash, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

               (b) the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Company Subsidiary, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments, understandings or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary. Except as set forth in Section 2.2(b) of the Company Disclosure Letter, all of such shares so owned by Company are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens (as defined herein).

         2.3 Authority.

               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining any necessary Company shareholder approval (if required by applicable Law) in connection with the Merger only, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the non-employee members of the Board) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger only, the approval and adoption of this Agreement and the Merger by the affirmative vote of a majority of the then outstanding shares of Company Common Stock, as required by the
TBCA). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors and of general principles of equity (the "ENFORCEABILITY EXCEPTION").

               (b) At a meeting duly called and held on May 12, 2003, the Board
(i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and the Company Shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company Shareholders. Such actions taken by the Board constitute approval by the Board of the Merger, this Agreement and all other agreements and transactions contemplated hereby in accordance with all applicable provisions of the TBCA such that, assuming no change in the Board's recommendation, no further actions or approvals are or will be required by the Board in order to consummate the transactions contemplated hereby or thereby.

               (c) Assuming that Parent and its Affiliates have not taken any action, other than the execution and delivery of this Agreement, that would have the effect of triggering the three-year moratorium on certain business combinations provided under Section 13.03 of the TBCA, the Board has taken the actions necessary so that Sections 13.01 to 13.08, inclusive, of the TBCA will not apply so as to in any way prohibit, restrict, inhibit, delay or otherwise adversely effect the ability of Parent and Merger Sub to consummate the Merger, this Agreement, or any other agreements or transactions contemplated hereby or thereby. Other than Sections 13.01 - 13.08 of the TBCA (as to which all necessary Board approvals have been obtained), no state anti-takeover or similar statute is applicable to Parent, Merger Sub, the Company or the Surviving Corporation in connection with the Merger, this Agreement or any of the transactions contemplated hereby.

         2.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Company of its obligations hereunder will not:

               (a) subject to obtaining the Company Shareholders' Approval and other approvals as expressly contemplated by Section 5.9, conflict with any provision of Company's articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

               (b) subject to obtaining the Company Shareholders' Approval, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any governmental or regulatory authority or agency (a "GOVERNMENTAL AUTHORITY"), except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing of the Articles of Merger with the Texas Secretary of State, (iii) the filing of the Proxy Statement (as contemplated by Section 5.10 with the SEC in accordance with the Exchange Act, and (iv) immaterial consents, approvals and registrations;

               (c) except as set forth in Section 2.4(c) of the Company Disclosure Letter, result in any material violation of or the material breach of or constitute a material default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound;

               (d) violate the provisions of any order, writ, injunction, judgment or decree, or violate in any material respect any statute, rule or regulation applicable to Company or any Subsidiary of Company; or

               (e) except as set forth in Section 2.4(e) of the Company Disclosure Letter, result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind (collectively, "LIENS") upon any material properties or assets or on any shares of capital stock of Company or its Subsidiaries under any agreement or instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their properties or assets is bound.

         2.5 Company SEC Reports. Company has filed with the SEC, and has heretofore made available (provided that all documents filed by Company electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Shareholders incorporated by reference in certain of such reports (other than preliminary materials), required to be filed with the SEC since January 1, 2001 under the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act (collectively, the "COMPANY SEC REPORTS"). As of their respective dates, such Company SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.6 Company Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Reports, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements). The Company has not received any notice from its auditors that the financial statements and the consents to their use would not be available for use in connection with the transactions contemplated in connection with the Financing.

         2.7 Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports (including the financial statements and notes thereto included therein) filed prior to the date of this Agreement, neither Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent, incurred in the ordinary course or otherwise) other than liabilities incurred in the ordinary course of business after December 31, 2002 and liabilities under this Agreement. As of the date hereof, there is no pending claim by any director or officer of the Company or any of its Subsidiaries for indemnification by the Company or any of its Subsidiaries, and no director or officer has given notice to the Company or any of its Subsidiaries of his or her intention to assert any such claim.

         2.8 Absence of Certain Changes. Except as set forth in Section 2.8 of the Company Disclosure Letter and except as contemplated by this Agreement or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2002 (a) Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any material change or development, or combination of material changes or developments that is adverse to the condition (financial or otherwise), business, properties or results of operations of Company and its Subsidiaries, taken as a whole, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company or any repurchase, redemption or other acquisition by Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in Company or any of its Subsidiaries, except (i) for such declaration, setting aside and payment of dividends as required by the 10% Preferred Designation and
(ii) any repurchase of debt securities consistent with the Company's past practices and business plan, (d) there has not been any amendment of any term of any outstanding security of Company or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Company, (f) there has not been any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with past practice, (g) there has not been any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company of any increase in severance or termination pay or any agreement or commitment to increase severance or termination pay, except in the ordinary course of business consistent with past practice, (h) there has not been any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any director or executive officer of the Company, other than "at-will" employment agreements terminable by the Company without penalty or cost at any time, with or without cause, on not more than 30 days prior notice and providing for total annual compensation (including salary and bonus) of less than $100,000, (i) there has not been any material damage, destruction or loss, whether or not covered by insurance, (j) there has not been any change in financial or Tax accounting methods, principles, practices or election by the Company, except insofar as may have been required by a change in GAAP, or by applicable Law, and (k) to the knowledge of the Company, none of the Company's top ten customers for the year ended December 31, 2002, as determined by revenue shall have advised the Company that it intends to cease or materially curtail its purchases of products from the Company.

         2.9 Taxes. Except as otherwise disclosed in Section 2.9 of the Company Disclosure Letter:

               (a) Company and each of its Subsidiaries have timely filed all material Tax Returns required by applicable Law to be filed by any of them. All such Tax Returns are or will be true, complete and correct in all material respects. Company and each of its Subsidiaries have paid all Taxes due and payable by them through the date hereof (except for Taxes that are being contested in good faith by appropriate proceedings) and have made adequate provision for all Taxes attributable to any taxable period (or portion thereof) ending on or prior to the date hereof that are not yet due and payable. Company and each of its Subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

               (b) No Audit by a Tax Authority is ongoing or pending, or to the knowledge of the Company threatened, with respect to any Tax Returns filed by, or Taxes due from, Company or any of its Subsidiaries. No material deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries. No issue previously raised in writing by any Taxing Authority with respect to a completed Audit reasonably could be expected to result in a proposed material deficiency or assessment for any prior or subsequent period (including periods subsequent to the date hereof). There are no material liens for Taxes upon the assets of Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent or being contested in good faith.

               (c) Neither Company nor any of its Subsidiaries has given any waiver of statutes of limitations relating to the payment or collection of Taxes, has executed any powers of attorney with respect to Tax matters, or has agreed to any extension of time with respect to a Tax assessment or deficiency or collection matters, which will be outstanding as of the Closing. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

               (d) The Financial Statements of the Company reflect adequate reserves established in accordance with GAAP (as of the date of such financial statements) for all Taxes.

               (e) As used in this Agreement, (i) "AUDIT" shall mean any audit, assessment of Taxes, other examination or investigation by any Tax Authority, administrative or judicial proceeding or appeal of such proceeding relating to Taxes; (ii) "TAXES" shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Taxing Authority in connection with any item described in clause (A), and (C) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (A) or (B); (iii) "TAX AUTHORITY" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "TAX RETURNS" shall mean all original or amended returns, declarations, statements, reports, schedules, exhibits, forms and information returns required to be filed in respect of any Taxes.

               (f) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended including the rules and regulations promulgated thereunder (the "CODE") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the Assets of the Company or any of its Subsidiaries is required to be treated as being owned by any other Person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

               (g) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar agreement or arrangement other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any party (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6, by contract or otherwise.

               (h) Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code (or any similar state, local or foreign provision) by reason of a change in accounting method or otherwise, and, no Tax Authority has proposed any such adjustment or change in accounting method.

               (i) The Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

               (j) Neither the Company nor any of its Subsidiaries is a party to any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 and neither the Company nor any of its Subsidiaries have made a disclosure on a federal income Tax Return pursuant to Section 6662 of the Code.

               (k) Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended 1999, 2000 and 2001.

         2.10 Litigation. Except as disclosed in the Company SEC Reports or
Section 2.10 of the Company Disclosure Letter and except for immaterial claims occurring in the Company's ordinary course of business which are routinely processed by the Company's insurance providers, there is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or directly affecting Company or any of its Subsidiaries. Except as disclosed in the Company SEC Reports or Section 2.10 of the Company Disclosure Letter, there is not in existence any material order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Company or any of its Subsidiaries to take any action of a material nature with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 2.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.12.

         2.11 Employee Benefit Plans; ERISA. Except as otherwise disclosed in
Section 2.11 of the Company Disclosure Letter:

               (a) Section 2.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of all employee benefit plans and arrangements (written or oral) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, restricted stock, stock bonus, deferred share, hospitalization, medical insurance, life insurance and scholarship programs sponsored, maintained, contributed to, or obligated to contribute to by Company or any of its Subsidiaries (the "COMPANY EMPLOYEE BENEFIT PLANS"). Except for the Company Employee Benefit Plans, neither Company nor any of its Subsidiaries maintains or has any fixed or contingent material liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.

               (b) There is no material violation of ERISA, the Code or other applicable Laws with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans. With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with Company or any of its Subsidiaries that could be expected to result in material liability under ERISA, the Code or any applicable Law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no material unfunded or underfunded benefit obligations that have not been properly footnoted in accordance with GAAP, on the financial statements of Company.

               (c) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state Laws, and neither the Company nor any Subsidiary, nor to the knowledge of the Company, any "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to the Company Employee Benefits Plans, has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

               (d) Except as otherwise set forth in Section 2.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the transactions contemplated hereby will either alone or together with any other event or condition, result in any material payment becoming due to any employee or group of employees of either the Company or any Subsidiary. Neither the execution and delivery of this Agreement nor the transactions contemplated hereby will, either alone or together with any other event or condition, result in or satisfy a condition to the payment of compensation (including accelerated vesting or payment of compensation) that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G of the Code.

               (e) With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement; (ii) current summary plan descriptions; (iii) the most recent Forms 5500, if applicable; (iv) the most recent IRS determination letter, if applicable; and
(v) the most recent actuarial valuation report, if any.

               (f) Any Company Pension Benefit Plans intended to qualify under
Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Company Pension Benefit Plans that would cause the loss of such qualification or exemption. There are no investigations pending by any Governmental Authority (including the PBGC) or pending or threatened suits (other than routine claims for benefits) involving the Company Employee Benefit Plans.

               (g) None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they within the past six years maintained or made any material contributions to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA. Neither the Company nor any Subsidiary of the Company nor any entity that is or has been a member of any group of persons described in Section 414(b), (c), (m), (o) or (t) of the Code, including the Company or a Subsidiary ("ERISA AFFILIATE"), has incurred, or is reasonably likely to incur, material liability under Title IV of ERISA.

         2.12 Environmental Liability. Except as set forth in Section 2.12 of the Company Disclosure Letter, to the knowledge of the Company:

               (a) The businesses operations and real property of Company and its Subsidiaries are in material compliance with all applicable Laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding requirements, and the common law, relating to the regulation or protection of public health or the environment, the release or threatened release of Hazardous Substances, natural resources or natural resource damages, or occupational safety or health (together, "ENVIRONMENTAL LAW"), and no Environmental Law could reasonably be expected to interfere in any material respect with current or projected operations of Company or its Subsidiaries.

               (b) No material condition or circumstance exists, and neither Company nor its Subsidiaries, nor any of their respective predecessors in interest, has caused or taken any action in connection with the businesses, operations or assets of Company or its Subsidiaries, that could reasonably be expected to result in a material liability relating to (i) the past or current use, handling, generation, transport, storage, disposal or treatment of any reportable quantities of any material, substance, waste, constituent, compound, pollutant, contaminant or chemical, or industrial, toxic or hazardous material or waste regulated under or subject to Environmental Law and including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls, and petroleum, oil or petroleum or oil products, derivatives, constituents or wastes (together, "HAZARDOUS SUBSTANCES") or (ii) the release or threatened release of Hazardous Substances on, at, under or emanating from any location.

               (c) Neither Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party alleging or concerning any material violation by Company or any of its Subsidiaries of, or responsibility or liability of Company or any of its Subsidiaries under, any Environmental Law which could reasonably be expected to have a material liability. There are no pending or threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Company or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to result in a material liability.

               (d) Company and its Subsidiaries are in possession of and in material compliance with all material approvals, permits, licenses, registrations and similar type authorizations from, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Company and its Subsidiaries.

               (e) No employee of Company or any of its Subsidiaries or other person has been exposed to or come into contact with Hazardous Substances used, handled, generated, transported, disposed or otherwise released by Company or its Subsidiaries at property owned or operated by Company or its Subsidiaries, except as would not reasonably be expected to result in a material liability.

               (f) The transaction contemplated under this Agreement will not trigger any requirements relating to disclosure or notification, or to investigation, remediation or other response action, under Environmental Law.

               (g) Neither Company nor any of its Subsidiaries has or would reasonably be expected to have any contingent material liability in connection with the release of any Hazardous Substances (whether on-site or off-site).

               (h) There is not on or in any property owned, operated or leased by Company or its Subsidiaries any of the following that could reasonably be expected to result in a material liability: (A) any underground storage tanks or surface impoundments, containing Hazardous Substances; (B) any asbestos-containing materials; or (C) any polychlorinated biphenyls.

               (i) Company has made available to Parent copies of all environmental investigations, studies, audits, tests, reviews and other analyses (together, "REPORTS"), including soil and groundwater analysis, conducted by or on behalf of, or that are in the possession, custody or control of Company or any of its Subsidiaries, in relation to any site or facility owned, operated, leased or used, at any time, by Company or any of its Subsidiaries or any of their respective predecessors.

         2.13 Compliance with Applicable Laws. Except as set forth in Section
2.13 of the Company Disclosure Letter, Company and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses as now conducted, and such businesses are not being, and neither Company nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any Law which has not been cured or settled, including the Sarbanes-Oxley Act and any Law relating to occupational health and safety, except for possible violations which either individually or in the aggregate could not reasonably be expected to result in a material liability; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 2.13 is made with respect to

Environmental Laws, which are covered exclusively by the provisions set forth in
Section 2.12, or labor matters, which are covered exclusively by the provisions set forth in Section 2.15. For purposes of this Agreement, "LAW" shall mean any United States federal, state, or local, or any quasi-governmental, statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

         2.14 Insurance. Company has made available to Parent a true, complete and correct copy of each insurance policy or the binder therefor relating to Company or its Subsidiaries that is currently in effect. As of the date of this Agreement, each such policy is in full force and effect, and no premiums currently due and payable thereon are delinquent. With respect to each insurance policy or binder, neither the Company, nor any of its Subsidiaries nor any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a material breach or default or permit termination, material modification or acceleration under any such policy. Except as set forth in Section 2.14 of the Company Disclosure Letter, the Company has not been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies.

         2.15 Labor Matters; Employees. Except as set forth in Section 2.15 of the Company Disclosure Letter, to the knowledge of the Company:

               (a) No employees of Company or any of its Subsidiaries are represented by any labor organization. No labor organization or group of employees of Company or any of its Subsidiaries has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

               (b) Each of Company and its Subsidiaries is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security taxes and similar taxes.

               (c) There are no unfair labor practice charges, grievances or complaints of a material nature, pending or threatened, in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries which individually or in the aggregate could reasonably be expected to result in a material liability.

               (d) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or threatened in writing to be brought or filed, with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

         2.16 Permits. Immediately prior to the Effective Time and except for Customary post-closing consents, Company and its Subsidiaries will hold all of the material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (collectively, "PERMITS") required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 2.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 2.12.

         2.17 Required Shareholder Vote or Consent. The only vote of the holders of any class or series of Company's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval by the holders of a majority of the outstanding shares of Company Common Stock, on the applicable record date (the "COMPANY SHAREHOLDERS' APPROVAL").

         2.18 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston and US Bancorp Piper Jaffray, the fees and expenses of which will be paid solely by Company) is entitled to any brokerage, finder's fee or other fee or commission payable by Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company or any of its Subsidiaries.

         2.19 Fairness Opinion. The Board has received a written opinion from Houlihan Lokey Howard & Zukin to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of outstanding Company Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders. A signed, true and complete copy of such opinion has been given to Parent and such opinion has not, as of the date hereof, been withdrawn or modified.

         2.20 Rights Agreement. The Company has taken all actions necessary to render the rights (the "RIGHTS") issued pursuant to the terms of the rights agreement adopted by the Company on October 29, 1999 (the "RIGHTS AGREEMENT") inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

         2.21 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement in connection with the Merger and the transactions contemplated by this Agreement will, at the time of mailing to the shareholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, at the time of the Company Shareholders Meeting, if any, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

         2.22 Intangible Property.

               (a) All software utilized by the Company and its Subsidiaries that is not owned by the Company or any of its Subsidiaries (the "THIRD PARTY SOFTWARE") is either (A) commercially available software or (B) software that has been developed by the Company or such Subsidiaries for use by a customer of such company and that is not otherwise utilized by the Company or any of its Subsidiaries in its business. Each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "COMPANY INTANGIBLE PROPERTY") is owned by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances. The use of the Company Intangible Property and the Third Party Software by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, in any material respect, or constitute a material appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made and neither the Company nor any of its Subsidiaries has received notice of any claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property.

               (b) Each of the Company and its Subsidiaries own or have a right to use all Company Intangible Property and Third Party Software necessary for the operation of its respective business and has not forfeited or otherwise relinquished any Company Intangible Property or right to use Third Party Software.

               (c) Each of the material licenses or other contracts relating to the Company Intangible Property and Third Party Software (collectively, the "COMPANY INTANGIBLE PROPERTY LICENSES") is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Company Tangible Property License either by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto.

         2.23 Affiliate Transactions. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) Affiliate of any such officer, director, family member, or beneficial owner, on the other hand. For purposes of this Agreement, "AFFILIATE" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

         2.24 Personal Property, Real Property and Leases.

               (a) The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted. Each parcel of real property owned or leased by the Company or any of its Subsidiaries is owned or leased, free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due, (ii) mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens, and (iv) all matters of record, Liens and other imperfections of title.

               (b) All leases, subleases or similar instruments relating to real property to which the Company or any of its Subsidiaries is a party and all amendments and modifications thereto are in full force and effect and have not been further modified or amended, and there exists no material default under any such lapse by the Company or any such Subsidiary, nor any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any such Subsidiary. The Company has made available to Parent true and complete copies of all material leases, subleases or similar instruments relating to real property to which the Company or any of its Subsidiaries is a party.

         2.25 Material Contracts. Set forth in Section 2.25 of the Company Disclosure Letter is a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, other than pursuant to performance bonds, performance guarantees or letters of credit securing performance granted in the ordinary course of business not exceeding an aggregate principal amount of $500,000 indicating (A) with respect to any term or fixed loans, the respective principal amounts outstanding thereunder as of March 31, 2003 and (B) whether such indebtedness is prepayable and any applicable prepayment or similar penalties, (ii) all agreements of the Company or any of its Subsidiaries involving annual payments in excess of $3,000,000 or aggregate payments in excess of $10,000,000, and (iii) contracts with the five largest customers (measured by dollar purchase amount) of the Company and its Subsidiaries in the United States for fiscal 2002. Since December 31, 2000, the Company has filed as exhibits to its Company SEC Reports all agreements pursuant to which the Company or its Subsidiaries has:

               (a) acquired, or agreed to acquire, all or a substantial portion of the assets of or equity interests in any corporation, partnership or other entity (or any subsidiary, division, or business thereof);

               (b) merged with or into, or agreed to merge with or into, any other Person; or

               (c) disposed of, or agreed to dispose of, any business or Subsidiary or all or a substantial portion of the assets of any business or Subsidiary; that it was required to file pursuant to the applicable rules and regulations promulgated under the Exchange Act.

         2.26 Pending and Proposed Transactions. Except as set forth in Section
2.26 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any agreement, whether oral or written, with respect to, or is engaged in negotiations with respect to, the acquisition (whether by purchase of assets or securities, or by merger or otherwise) or disposition of all or a substantial portion of the business of any Subsidiary or any business or division of the Company or any of its Subsidiaries.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

         3.1 Organization and Qualification.

               (a) Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each of Parent and its Subsidiaries has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each of Parent and its Subsidiaries has made available to Company a complete and correct copy of its certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, and such copies as so delivered are in full force and effect.

               (b) For purposes of this Agreement, a "PARENT MATERIAL ADVERSE EFFECT" shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the condition (financial or otherwise), business, properties or results of operations of Parent and its Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Parent Material Adverse Effect or be considered in determining whether a Parent Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the commencement or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America or (z) the transactions contemplated by this Agreement or the announcement thereof.

         3.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent and the board of directors and sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, or upon execution will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto, constitute or upon execution will constitute, valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their respective terms, except for the Enforceability Exception.

         3.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Parent and Merger Sub of its obligations hereunder will not:

               (a) conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the certificates of incorporation or bylaws (or other similar organizational documents) of any of Parent's Subsidiaries;

               (b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any Governmental Authority, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Articles of Merger with the Texas Secretary of State, (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, and (iv) consents, approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Parent Material Adverse Effect;

               (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound; or

               (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries.

         3.4 Required Shareholder Vote or Consent. No vote or consent of any holders of Parent's capital stock is required to consummate the transactions contemplated by this Agreement. Parent, as the sole shareholder of the Merger Sub, has adopted the Merger Agreement and consented to the Merger and this is the only consent or vote by Merger Sub's shareholders necessary to approve the Merger and the transactions contemplated by this Agreement.

         3.5 Brokers. Other than providers of equity and debt financing which may each receive fees contingent upon consummation of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

         3.6 Financing. Parent has on or prior to the date hereof entered into one or more subscription agreements (the "SUBSCRIPTION AGREEMENTS") pursuant to which the subscribers thereunder (the "EQUITY INVESTORS") have agreed, subject to the terms and conditions contained in the Subscription Agreements, to provide (together with the Financing set forth below) to Parent capital sufficient to consummate the Merger and such amount shall not be less than an aggregate of $192,400,000 (subject to adjustment as provided in the Subscription Agreement) in cash for equity interests in Parent (the "EQUITY FUNDS"). Additionally, Parent and Merger Sub have received and furnished to the Company true and complete copies of (i) the senior secured credit facility and senior subordinated facility commitment letter, dated May 12, 2003, among Canadian Imperial Bank of Commerce, CIBC World Markets Corp., Bear, Stearns & Co. Inc., Parent and Merger Sub (the "COMMITMENT LETTER"") and (ii) the engagement letter, dated May 12, 2003, among CIBC World Markets Corp., Bear, Stearns & Co. Inc., Parent and Merger Sub, relating to the financing (the "FINANCING") of the Merger. The Commitment Letter is to the knowledge of Parent and Merger Sub in full force and effect and, since its date, the Commitment Letter has not been withdrawn, amended or terminated in any manner adverse to Parent. Parent and Merger Sub have taken all corporate actions required to cause the Commitment Letter to be effective.

         3.7 Merger Sub Purpose. Merger Sub is a newly formed corporation, specifically formed to consummate the Merger and the transactions contemplated hereunder and has not operated or functioned for any other purpose.

         3.8 Information Supplied. None of the information supplied or to be supplied by the Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement in connection with the Merger and the transactions contemplated by this Agreement will, at the time of mailing to the shareholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, at the time of the Company Shareholders Meeting, if any, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading.

         3.9 Lack of Ownership of Company Common Stock. As of the date hereof, Parent, its Subsidiaries and, to the knowledge of the Parent, its Affiliates, do not own any shares of Company Common Stock or other securities convertible into Shares.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

         4.1 Conduct of Business. From the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth in
Section 4.1 of the Company Disclosure Letter or as otherwise contemplated by this Agreement, Company shall conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause each of its Subsidiaries to use, all reasonable efforts to (i) preserve intact their business organizations and relationships with third parties, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, subject to the terms of this Agreement. Except as set forth in Section 4.1 of the Company Disclosure Letter or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Parent, which consent shall not be unreasonably withheld:

               (a) Neither Company nor its Subsidiaries will adopt changes to its certificate of incorporation or bylaws, or amend its Rights Agreement or redeem the Rights issued thereunder (or similar organizational documents);

               (b) Company will not and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Company or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries and except as required under the 10% Preferred Designation, which provides for payment of dividends in the form of either (A) additional Company Preferred Stock and Warrants or (B) cash), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) redeem purchase or otherwise acquire or propose to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements in effect on the date hereof, providing for the repurchase of shares in connection with any termination of service to such party or amend the terms of any such agreement as in effect on the date hereof;

               (c) Except as set forth in Section 4.1(c) of the Company Disclosure Letter, Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of, or an equity interest in, any other Person for aggregate consideration in excess of $1,000,000 or enter a new line of business or commence business outside of its existing areas of operation;

               (d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise voluntarily surrender, relinquish or dispose of any assets or properties (other than among Company and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $1,000,000;

               (e) Company will not settle any material Audit, make, change or revoke any material Tax election or file any material amended Tax Return;

               (f) Except as otherwise permitted by this Agreement, Company will not and will not permit any of its Subsidiaries to (i) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise), except (A) pursuant to existing obligations disclosed in the Company SEC Reports or the Company Disclosure Letter (including the exercise of Warrants and Company Options) or (B) as required under the 10% Preferred Designation which provides for payment of dividends in the form of either (x) additional Company Preferred Stock and Warrants or (y) cash, (ii) pledge or encumber any security of the Company or any of its Subsidiaries, (iii) amend or reprice any Company Options or Warrants or (iv) enter into any amendment of any term of any outstanding security of Company or of any of its Subsidiaries;

               (g) Company will not change any method of financial or Tax accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required by GAAP;

               (h) Except in the ordinary course of business, which shall include, but not be limited to, cash sweeps and ordinary re-borrowings pursuant to a credit facility, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against, in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries;

               (i) The Company shall not authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

               (j) The Company shall not, and shall not permit any of its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (other than pursuant to credit facilities existing on the date hereof in accordance with their present terms) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the assets or property of the Company or any of its Subsidiaries in connection with any indebtedness thereof (other than security interests arising pursuant to mortgages or other security agreements in effect on the date hereof covering credit facilities existing on the date hereof), or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than loans or advances to customers and employees in the ordinary course of business consistent with past practice;

               (k) The Company shall not make or authorize nor shall the Company permit any of its Subsidiaries to make or authorize any capital expenditure in excess of $200,000 individually or $1 million in the aggregate other than capital expenditures set forth in Section 4.1(k) of the Company Disclosure Letter;

               (l) Neither Company nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Company or any Subsidiary, or amendments required by law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Company or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of Company or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, Company or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan;

               (m) Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

               (n) Except as provided by this Agreement, the Company will not and will cause its Subsidiaries not to take or agree or commit to take any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied; and

               (o) The Company shall not, and shall not permit any of its Subsidiaries to, enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any contract, agreement, commitment, arrangement or right listed in Section 2.25 of the Company Disclosure Letter or which, if such contract, agreement, arrangement or right had existed as of the date of this Agreement, would have been required to be listed on Section 2.25 of the Company Disclosure Letter; provided, however, that the foregoing shall not limit the right of the Company or any of its Subsidiaries to enter into any (i) customer, distributor, vendor and supplier contracts in the ordinary course of business consistent with past practice or (ii) contracts involving annual payments of not more than $250,000 individually or $1,000,000 in the aggregate.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Access and Information. The Company will allow and will cause each of its Subsidiaries to allow Parent and Merger Sub and their financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and pursuant to this Agreement, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Company shall have the right to have representatives present at all times of any such inspections, interviews and communications conducted by Parent or Merger Sub. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement shall survive the execution and delivery of this Agreement. Notwithstanding the foregoing, the Company shall not be obligated to provide access to nonpublic information if doing so would result in the Company being deprived of its attorney-client privilege.

         The Company shall confer with Parent to the extent reasonably requested by Parent, report on operational and financial matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect.

         The Company shall promptly notify Parent and the Parent shall promptly notify Company of:

                  (i) any notice or other communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

         5.2 No Solicitation of Transactions.

               (a) Company agrees that (i) it and its officers, directors and employees shall not, (ii) Company Subsidiaries and Company Subsidiaries' officers, directors and employees shall not and (iii) it shall not authorize or permit its and its Subsidiaries' agents and representatives to, (A) directly or indirectly, initiate, solicit, participate in, or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal or (B) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with, or furnish any information relating to Company or any Company Subsidiary or provide access to the properties, books and records or any confidential information or data of Company or any Company Subsidiary to, any Person relating to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Company, the Board or any special committee of the Board that may be formed (a "SPECIAL COMMITTEE") from, (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) prior to the Company Shareholders' Approval being obtained, providing access to properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board or Special Committee receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Company to be able to comply with its obligations under this Agreement) (provided that all such written information is also provided on a prior or substantially concurrent basis to Parent), or (iii) prior to the Company Shareholders' Approval being obtained, engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal (including Persons with whom the Company has negotiated with prior to the execution and delivery of this Agreement), if and only to the extent that, in connection with the foregoing clauses (ii) and (iii), (A) the Board or Special Committee (after consultation with its independent legal counsel) determines in good faith that such action is necessary for the Board or Special Committee to comply with its fiduciary duties to Company's Shareholders under applicable law, (B) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of the Board or Special Committee (after consultation with its financial advisor), reasonably capable of being financed by such other Person, and (C) the Board or Special Committee determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Acquisition Proposal is reasonably capable of being completed and, if consummated, would reasonably be expected to result in a transaction more favorable to Company's Shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as an "SUPERIOR PROPOSAL").

               (b) Neither the Board nor any Special Committee thereof shall (i) withdraw (or modify in a manner adverse to Parent) or propose publicly to withdraw (or modify in a manner adverse to Parent) the recommendation or declaration of advisability by the Board or any such Special Committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (ii) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (iii) cause or permit Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement which relates to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.2 (a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence, unless the Board or Special Committee, after consultation with its independent legal counsel, determines that such action is necessary for such Board or Special Committee to comply with its fiduciary duty under applicable Law. Notwithstanding anything in this Section 5.2 to the contrary, if, at any time prior to Company Shareholders' Approval being obtained, the Board or Special Committee determines in good faith, after consultation with its financial advisors and independent legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of
Section 5.2, that such proposal is a Superior Proposal, Company or the Board or Special Committee may terminate this Agreement pursuant to Section 8.1 (f) provided, however, that the Company shall not terminate this Agreement or enter into an agreement with respect to a Superior Proposal unless, in addition, the Company (1) has provided Parent written notice that it intends to terminate this Agreement, (2) within a period of two business days following the delivery of the written notice referred to in this clause (1) above, if Parent proposes adjustments in the terms and conditions of this Agreement, but the Board or Special Committee determines, in its good faith judgment (after receiving the advice of its financial advisor and after considering such proposed adjustments and negotiations relating thereto), that the Agreement, as so proposed to be adjusted, is not as favorable to the Company's shareholders as such Superior Proposal and (3) at least two business days after the Company has provided the written notice referred to in this clause (1) above, the Company delivers to Parent a written notice of termination of this Agreement pursuant to this
Section 5.2 and Section 8.1.

               (c) The Company shall notify Parent in writing of any Acquisition Proposals (including the principal terms and conditions of any such proposal and the identity of the person making it) within two business days of the receipt thereof.

         For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or of any Company Subsidiary or Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets or earning power of Company, (iii) any acquisition or purchase, direct or indirect, of more than 50% of the consolidated assets of the Company, or (iv) any acquisition or purchase, direct or indirect, that, if consummated, would result in any Person beneficially owning securities constituting more than 50% of any class or series of common stock of Company or of any Company Subsidiary or Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets or earning power of Company (other than the transactions contemplated by this Agreement).

         5.3 Directors' and Officers' Indemnification and Insurance.

               (a) For six (6) years after the Effective Time, Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Company or its Subsidiaries or an employee of Company or any of its Subsidiaries who acts as a fiduciary under any of the Company Benefit Plans (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Surviving Corporation, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the fullest extent permitted under Texas law or the Surviving Corporation's certificate of incorporation and bylaws and Company's written indemnification agreements in effect on the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Texas law, Surviving Corporation's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Company (if selected prior to the Effective Time) and Parent (if selected after the Effective Time). Prior to the Effective Time, Company shall have the right, subject to the consent of Parent, such consent not to be unreasonably withheld, to approve and purchase such insurance policy(ies) as may be necessary to insure the protection of the Indemnified Parties as described herein.

               (b) For a period of six years after the Effective Time, the Surviving Corporation shall provide and maintain officers and directors' liability insurance and fiduciary liability insurance for acts or omissions occurring prior to the Effective Time ("D&O INSURANCE") covering the persons described in Section 5.3(a) (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms (particularly as to coverage and amount) no less advantageous in the aggregate to such indemnified parties than such existing insurance (a copy of which has been made available to Parent and Merger Sub; provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the annual premium being paid as of the date hereof, which the Company represents and warrants to be $262,000 (the "CURRENT PREMIUM"): and if the provision and maintenance of D&O Insurance in accordance with this Section 5.3(b) exceeds 200% of the Current Premium, the Surviving Corporation shall provide the greatest amount of substantially equivalent D&O Insurance obtainable for 200% of the Current Premium. In the event that any action, suit, proceeding or investigation relating to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate in good faith and use their reasonable best efforts to defend vigorously against and respond thereto.

               (c) This Section 5.3, which shall survive any termination of this Agreement pursuant to Section 8.2(a) and the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit the Company and any person or entity indemnified hereunder each of whom may enforce the provisions of this Section 5.3 (whether or not parties to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Indemnified Parties. The rights of this Section 5.3 shall be in addition to any rights such Persons may have under the Company's Articles of Incorporation or Bylaws or the articles or certificate of incorporation or bylaws of any Company Subsidiary, or under Texas Law or any other applicable laws or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

               (d) In the event the Parent or Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.3.

         5.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out the purpose of this Agreement and the transactions contemplated hereby. After the Effective Time, the parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of Taxes and handling Tax Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Company shall duly preserve all files, records or any similar items of Parent or Company received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

         5.5 Publicity. Neither Company, Parent nor any of their respective Affiliates, agents or representatives shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby, without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

         5.6 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of the Company Shareholders. In connection with, and without limiting, the foregoing, the Company shall (a) use its reasonable best efforts to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement, (b) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement or use its reasonable best efforts to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement, and (c) use commercially reasonable efforts (x) to cooperate with the Parent in connection with the Financing, and (y) to obtain accountants' consents to the use of its auditor's opinion on the Company financial statements in all transactions contemplated in connection with the Financing as if such transactions were covered by a registration statement filed with and declared effective by the SEC, and to provide underwriters and initial purchasers with customary comfort letters in connection with the Financing.

         5.7 Filings. Each of the parties hereto promptly shall make their respective filings and submissions and shall use its reasonable best efforts to take all actions necessary, proper or advisable under applicable Laws and regulations to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated by this Agreement. Each of the parties hereto shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. In connection with, and without limiting, the foregoing, each of the parties will file (and each of the parties will cause their Affiliates to file, if necessary) any Notification and Report Forms and related materials that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Justice Department under the HSR Act (and will use their respective reasonable best efforts to obtain (and will cause their respective Affiliates to use their reasonable best efforts to obtain, if necessary) an early termination of the applicable waiting period, and will make (and will cause their respective Affiliates to make, if necessary) any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

         5.8 Employee Matters; Benefit Plans. Parent will evaluate its personnel needs and consider continuing the employment of certain employees of Company and its Subsidiaries on a case-by-case basis. After the Effective Time, Parent will cause to be provided to any employees of Company and its Subsidiaries who are employed by the Company or its Subsidiaries as of the Effective Time (the "RETAINED EMPLOYEES") base salary or wages and employee benefit plans or arrangements which are comparable in the aggregate to those provided to such employees prior to the Effective Time, subject to such changes as shall be determined by Parent after the Effective Time. With respect to any employee benefit plan maintained for Retained Employees (a "REPLACEMENT PLAN") that is a group health plan (A) such plan shall credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles already incurred during such year under the terminated or discontinued group health plan and (B) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained

Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan. Parent shall
(A) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under
Section 401 of the Code to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Company, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Company and its Subsidiaries and (B) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Company, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Company or its Subsidiaries for purposes of vesting or participation (but not for benefit accrual purposes).

         5.9 Shareholders Meetings. In order to consummate the Merger, the Company shall, for the purpose of obtaining the approval of the Merger and this Agreement, as promptly as practicable following the execution of this Agreement
(i) take all steps reasonably necessary to call, give notice of and hold either an annual or special meeting for the Shareholders (the "COMPANY SHAREHOLDER MEETING") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its Shareholders the proxy statement (the "PROXY STATEMENT") related thereto in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) use all reasonable efforts to solicit from its Shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and to secure the Company Shareholders' Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Section 5.9 shall prohibit the Board from failing to make or from withdrawing or modifying its recommendation to Company Shareholders hereunder if the Board, after consultation with independent legal counsel, determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to Company Shareholders under applicable Law.

         5.10 Preparation of the Proxy Statement. As promptly as practicable after the execution of this Agreement, Company shall prepare and file with the SEC a preliminary version of the Proxy Statement and will use all reasonable efforts to respond to the comments of the SEC in connection therewith. Parent and Company shall furnish to each other all information required to prepare the definitive Proxy Statement. Company shall cause the Proxy Statement to be mailed to the Company Shareholders, and if necessary, after the definitive Proxy Statement shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         5.11 Expenses. Except as provided in Section 8.2, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided that all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, shall be borne solely and entirely by Company. "EXPENSES" as used in this Agreement shall include all reasonable out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, arising out of or related to this Agreement, the Merger or the consummation of all of the transactions contemplated hereby (including, without limitation, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and requisite HSR filings).

         5.12 Preferred Stock Redemption. At the Effective Time, Company shall redeem all outstanding Company Preferred Stock in accordance with the terms and conditions set forth in the 10% Preferred Designation, except for shares of Company Preferred Stock that the Company otherwise has the right to purchase from the holder thereof pursuant to the terms of a stock purchase agreement, and shall retire and cancel all shares of Company Preferred Stock so redeemed or otherwise purchased.

         5.13 Matters Relating to the Commitment Letters.

               (a) Parent and Merger Sub shall be primarily responsible for any negotiations with respect to any definitive agreements regarding the financing (the "DEFINITIVE FINANCING AGREEMENTS"); provided, however, that (i) the Company shall have received prior notice of and shall be kept reasonably informed of the ongoing status and details of, any such negotiations, (ii) the Company shall take all such actions as are reasonably requested by Parent or Merger Sub, in connection with any such negotiations, and (iii) Parent and Merger Sub shall conduct any such negotiations reasonably and in good faith. Parent and Merger Sub shall use their commercially reasonable efforts to close the financing on terms consistent with those set forth in the Commitment Letter.

               (b) Following receipt by either the Company or any of its Affiliates, on the one hand, or Parent or any of its Affiliates, on the other hand, of any written or oral communications to the effect that any financing source under any of the Commitment Letters is contemplating not providing the financing or is terminating or canceling or modifying in any material respect the Commitment Letter, or that the financing is unlikely to be obtained, the Company or Parent, as the case may be, shall communicate within two days such event to the other party and provide such other party with a true and complete copy of any of such written communication.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         6.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each condition precedent listed below, unless waived in writing by the Parent and Merger Sub:

               (a) Each of the representations and warranties of Company shall be accurate and complete as of the Effective Time, as though made on and as of the Effective Time, without giving effect to any materiality qualifications or qualifications of similar import and without giving effect to any supplements to the Company Disclosure Letter, except where any inaccuracy or incompleteness of such representation or warranty, individually or in the aggregate, would not result in a Company Material Adverse Effect;

               (b) Since the date of this Agreement, there shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect;

               (c) The Company must have performed and complied with all of its covenants to be performed or complied with at or prior to the Effective Time (singularly and in the aggregate) in all material respects;

               (d) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, if and to the extent required by the TBCA, the Company's articles of incorporation or the Company bylaws;

               (e) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, neither Parent nor Merger Sub may invoke this condition unless both Parent and Merger Sub complied in all material respects with their obligations under Section 5.6 and Section 5.7;

               (f) The Company, Parent and Merger Sub shall have received all consents, waivers, approvals, orders, authorizations or permits of Governmental Authorities necessary to consummate the Merger, including, without limitation, the HSR Act;

               (g) holders of not more than 7.5% of the outstanding shares of Company Common Stock shall not have perfected such holders' right to dissent in accordance with the provisions of the TBCA or shall have withdrawn or lost such rights;

               (h) Parent and Merger Sub have received or have available the proceeds of the Financing contemplated by the Commitment Letter or other financing which is on terms substantially similar to or better than those set forth in the Commitment Letter, including but not limited to funds sufficient, in conjunction with the Equity Funds, to (i) purchase and pay the Common Stock Merger Consideration; (ii) pay all fees and expenses in connection with the Merger and the transactions contemplated hereby; (iii) redeem the Notes in accordance with their terms; (iv) repay the outstanding principal amount and accrued interest under the Second Amended and Restated Credit Agreement dated December 27, 2001 of the Company and (v) repay the liquidation preference and accrued dividends under the Company Preferred Stock;

               (i) none of William P. Brick, Jimmy C. Weaver, Steven J. Janusek or Ben D. Key (the "SENIOR MANAGERS") shall have failed to meet their funding obligations for any reason under their Subscription Agreement, except in the event that one and only one of the Senior Managers fail to meet their funding obligations by reason of (i) their death or disability, (ii) a judicially imposed prohibition or restraint, or (iii) an event caused by a willful or intentional act by or on behalf of any Subscriber under the Subscription Agreements other than the Senior Managers;

               (j) the vesting of all options and any other awards under the Company Equity Plans shall have been accelerated and all such options and awards shall have either been cancelled or shall otherwise be exercisable only for the Option Consideration and each of the Company Equity Plans shall have been terminated pursuant to its terms prior to the Effective Time; and

               (k) All obligations and liabilities of the Company under the Second Amended and Restated Credit Agreement dated as of December 27, 2001 (other than unasserted indemnification claims) shall have been fully satisfied and released.

         6.2 Conditions Precedent to Obligations of the Company. The Company's obligation to effect the Merger are subject to the satisfaction of each condition precedent listed below, unless waived in writing by the Company:

               (a) Each of the representations and warranties of Parent and Merger Sub shall be accurate and complete as of the Effective Time, as though made on and as of the Effective Time, without giving effect to any materiality qualifications or qualifications of similar import, except where any inaccuracy or incompleteness of such representation or warranty, individually or in the aggregate, would not result in a Parent Material Adverse Effect;

               (b) Parent and Merger Sub must have performed and complied with all their covenants and obligations required by this Agreement to be performed or complied with at or prior to the Effective Time (singularly and in the aggregate) in all material respects;

               (c) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, if and to the extent required by the TBCA, the Company's articles of incorporation or the Company bylaws;

               (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, Company may not invoke this condition unless Company has complied in all material respects with its obligations under Section
5.6 and Section 5.7;

               (e) The Company, Parent and Merger Sub shall have received all consents, waivers, approvals, orders, authorizations or permits of Governmental Authorities necessary to consummate the Merger, including, without limitation, the HSR Act; and

               (f) All obligations and liabilities of the Company under the Second Amended and Restated Credit Agreement dated as of December 27, 2001 (other than unasserted indemnification claims) shall have been fully satisfied and released.

                                  ARTICLE VII

                                    SURVIVAL

         7.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall terminate at the Effective Time.

         7.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders, only:

               (a) By mutual written consent of duly authorized representatives of Parent, Merger Sub and the Company;

               (b) By any of Parent, Merger Sub or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b) has complied in all material respects with its obligations under Section 5.6 and
Section 5.7.

               (c) By Parent or Merger Sub, if Board or Special Committee shall have withdrawn or shall have modified in a manner adverse to Parent or Merger Sub, its approval or recommendation of the Merger or this Agreement pursuant to subpart (i) of the first sentence of Section 5.2(b);

               (d) By Parent or Merger Sub, if the Company shall have breached any of its representations, warranties, covenants or other obligations if, and only if, such breach would give rise to any of the conditions to the Merger not being satisfied and, within thirty (30) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Merger Sub; provided, however, that Parent or Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if more than thirty (30) days has elapsed since the end of the thirty (30) day cure period set forth in the previous clause;

               (e) By the Company, if Parent or Merger Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder if, and only if, such breach would give rise to any of the conditions to the Merger not being satisfied and, within thirty (30) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company; provided, however, that Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if more than thirty (30) days has elapsed since the end of the thirty (30) day cure period set forth in the previous clause;

               (f) By the Parent, Merger Sub or the Company, if the Board or Special Committee shall have determined to recommend a Superior Proposal;

               (g) By any of Parent, Merger Sub or the Company, if Company Shareholders' Approval shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of Company Shareholders or at any adjournment or postponement thereof; or

               (h) By any of Parent, Merger Sub or the Company, if the Closing has not occurred by November 15, 2003, provided that the party terminating this Agreement pursuant to this Section 8.1(h) will not have caused such failure to close.

         8.2 Effect of Termination.

               (a) In the event of termination of the Agreement pursuant to this
Article VIII, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 8.2 and except for the provisions of the last two sentences of the first paragraph of Section 5.1, Sections 5.3, 5.5, 5.11, 7.1, 7.2, 9.1, 9.2, 9.6, 9.7, 9.8, 9.9 and 9.10
provided that nothing herein shall relieve any party from liability for any breaches of its representations and warranties made in this Agreement or for any willful breaches hereof.

               (b) In the event that (i) Parent or Merger Sub terminate this Agreement pursuant to Section 8.1(c), (ii) the Company, Parent or Merger Sub terminate this Agreement pursuant to Section 8.1(f), or (iii) Parent or Merger Sub terminate this Agreement pursuant to Section 8.1(d) and, in the case of this clause (iii), a transaction is consummated within one year of such termination, which transaction, if offered or proposed, would constitute an Acquisition Proposal, then the Company shall pay to Parent a nonrefundable fee equal to $5,000,000 (the "TERMINATION FEE") and an amount equal to the aggregate amount of Parent's and Merger Sub's actual third party, out-of-pocket expenses supported by reasonable documentation (including, without limitation, all attorney's fees, accountant's fees, financial advisory fees and all filing fees) that have been paid or that may become due and payable by or on behalf of Parent or Merger Sub in connection with activities undertaken prior to the termination of this Agreement, including the due diligence review of the Company by Parent, Merger Sub and their respective representatives, the preparation and negotiation of this Agreement and otherwise in connection with the Merger and any other transactions contemplated hereby or thereby, not to exceed $2,500,000 (the "TERMINATION EXPENSES"). Any payment of the Termination Fee or Termination Expenses payable pursuant to clauses (i) and (ii) of this Section 8.2(b) shall be paid within ten business days of the termination of this Agreement. Any payment of the Termination Fee or Termination Expenses payable pursuant to clause (iii) of this Section 8.2(b) shall be paid within ten business days of the consummation of a transaction which, if offered or proposed, would constitute an Acquisition Proposal. In the event that the Company, Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(g), then the Company shall pay to Parent an amount equal to the Termination Expenses within ten business days of the Termination of this Agreement. In the event that the Company consummates a transaction within one year following the termination of this Agreement pursuant to Section 8.1(g), which transaction, if offered or proposed, would constitute an Acquisition Proposal, then, in addition to the Termination Expenses, the Company shall pay to Parent the Termination Fee within ten business days of the consummation of such transaction.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent or Merger Sub:

c/o Trimaran Fund Management, L.L.C.
425 Lexington Avenue
New York, NY  10017
Attention: Steven Flyer
Facsimile No.: (212) 885-4350

and

c/o Bear Stearns Merchant Fund Corp.
383 Madison Avenue
40th Floor
New York, NY 10179
Attention:  David King
Facsimile No.: (212) 272-7425

With a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY  10005
Attention: Roger Meltzer, Esq.
Facsimile No.: (212) 269-5420

and to:

Kirkland & Ellis
153 East 53rd Street
New York, NY 10022
Attention:  Frederick Tanne, Esq.
Facsimile No.: (212) 446-4900

To Company:

Packaged Ice, Inc.
3535 Travis Street, Suite 170
Dallas, Texas  75204
Attn: William P. Brick, Chief Executive Officer
Facsimile No.: (214) 528-1532

With a copy (which shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
300 Convent St., Suite 1500
San Antonio, Texas 78205
Attn:   Alan Schoenbaum, Esq.
Fax: (210) 224-2035

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, or (ii) one Business Day after being deposited with a next-day courier, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         9.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         9.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the written consent of all the parties hereto and any assignment in violation hereof shall be null and void.

         9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

         9.6 Entire Agreement. This Agreement (including the Parent Disclosure Letter and the Company Disclosure Letter), together with the Confidentiality Agreement, represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

         9.7 Governing Law; Venue. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law. Any suit, action or proceeding by any party seeking to resolve any dispute arising out of or related to this Agreement or the transactions contemplated hereby may be brought against any other party only in the United States District Court for the District of Nevada or any Nevada state court sitting in Las Vegas, Nevada and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue or personal jurisdiction laid in such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party at the address referred to in Section 9.1, together with notice of such service to such party, shall be deemed effective service of process upon such party.

         9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY DISPUTE THAT MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY REPRESENTS THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 9.8.

         9.9 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         9.10 No Third Party Beneficiaries. Except as provided in Section 5.3, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

         9.11 Disclosure Letters. The disclosures made on the Company Disclosure Letter with respect to any particular representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure, but only to the extent that the relevance of such disclosure to such other representations and warranties is evident on the face of the disclosure letter. The inclusion of any matter on any disclosure letter will not be deemed an admission by any party that such matter is material, or that such matter has or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

         9.12 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the Shareholders of Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Company with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval and adoption of this Agreement by the Company Shareholders there shall be no amendment or change to the provisions without the further approval of the Company Shareholders unless permitted by the TBCA.

         9.13 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

               (a) extend the time for the performance of any of the obligations or acts of the other party;

               (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

               (c) subject to the proviso of Section 9.12 waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by Parent or Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         9.14 Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state or local law will be deemed also to refer to the law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes" and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                 CAC HOLDINGS CORP.


                                 By:    /s/ STEVEN A. FLYER
                                    ------------------------------------------
                                 Name:      Steven A. Flyer
                                      ----------------------------------------
                                 Title:     President
                                       ---------------------------------------


                                 By:    /s/ DAVID E. KING
                                    ------------------------------------------
                                 Name:      David E. King
                                      ----------------------------------------
                                 Title:     Vice President & Secretary
                                       ---------------------------------------


                                 CUBE ACQUISITION CORP.


                                 By:    /s/ STEVEN A. FLYER
                                    ------------------------------------------
                                 Name:      Steven A. Flyer
                                      ----------------------------------------
                                 Title:     President
                                       ---------------------------------------


                                 By:    /s/ DAVID E. KING
                                    ------------------------------------------
                                 Name:      David E. King
                                      ----------------------------------------
                                 Title:     Vice President & Secretary
                                       ---------------------------------------


                                 PACKAGED ICE, INC.


                                 By:   /s/ WILLIAM P. BRICK
                                    ------------------------------------------
                                 Name:     William P. Brick
                                      ----------------------------------------
                                 Title:    Chairman & Chief Executive Officer
                                       ---------------------------------------

                            GLOSSARY OF DEFINED TERMS


   10% Preferred Designation                        8           GAAP                                            11
   Acquisition Proposal                            31           Governmental Authority                          10
   Affiliate                                       21           Hazardous Substances                            16
   Agreement                                        1           HSR Act                                         10
   Articles of Merger                               1           Indemnified Party                               31
   Audit                                           13           Intangible Property                             20
   Board                                            5           IRS                                             15
   Business Day                                     4           Law                                             17
   Closing                                          2           Liens                                           10
   Code                                            13           Merger                                           1
   Commitment Letter                               24           Merger Sub                                       1
   Common Stock Merger Consideration                3           Merger Sub Common Stock                          3
   Company                                          1           Option Consideration                             6
   Company Common Stock                             1           Parent                                           1
   Company Disclosure Letter                        7           Parent Material Adverse Effect                  22
   Company Employee Benefit Plans                  14           Per Common Share Preferred Discount              3
   Company Intangible Licenses                     20           Permits                                         18
   Company Material Adverse Effect                  7           Person                                           4
   Company Options                                  5           Proxy Statement                                 35
   Company Preferred Stock                          3           Replacement Plan                                34
   Company SEC Reports                             11           Reports                                         17
   Company Shareholder                              7           Retained Employees                              34
   Company Shareholders' Approval                  19           Rights                                          19
   Company Stock Incentive Plans                    5           Rights Agreement                                19
   Company Stockholder Meeting                     35           Securities Act                                  11
   Current Premium                                 32           Senior Managers                                 37
   D&O Insurance                                   32           Special Committee                               29
   Definitive Financing Agreements                 36           Stock Certificates                               3
   Dissenting Shareholder                           7           Subscription Agreements                         24
   Effective Time                                   1           Subsidiary                                       8
   Enforceability Exception                         9           Superior Proposal                               30
   Environmental Laws                              16           Surviving Corporation                            1
   Equity Funds                                    24           Tax Authority                                   13
   Equity Investors                                24           Tax Returns                                     13
   ERISA                                           14           Taxes                                           13
   ERISA Affiliate                                 16           TBCA                                             1
   Exchange Act                                     6           Termination Expenses                            40
   Exchange Agent                                   3           Termination Fee                                 40
   Exchange Fund                                    4           Third Party Software                            20
   Expenses                                        35           Warrant                                          6
   Financing                                       24
